UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES
EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.
Commission File Number 000-51709
INTERCELL USA, INC.

(Exact name of registrant as specified in its charter)
20 Firstfield Road, Gaithersburg, Maryland 20878
(301) 556-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Common Stock, par value $0.01

(Title of each class of securities covered by this Form)
None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☑
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☑
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
     Approximate number of holders of record as of the certification or notice date: 1
     Pursuant to the requirements of the Securities Exchange Act of 1934, Intercell USA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

INTERCELL USA, INC.
Date: August 14, 2008	By:	/s/ Reinhard Kandera
		Name:	Reinhard Kandera
		Title:	Secretary and CFO

	By:	/s/ Roman Necina
		Name:	Roman Necina
		Title:	VP of Operations